Exhibit 1

AFFINITY GAMING RIGHTS PLAN ENJOINED

Judge Signs Order Granting Z Capital Partners Preliminary Injunction — Blocks Poison Pill, Allows Stock to Trade Freely

LAKE FOREST, Ill., May 13, 2013 /PRNewswire/ — Z Capital Partners, L.L.C. (“Z Capital”), a Chicago-based private equity firm and the largest shareholder in Affinity Gaming (the “Company” or “Affinity”), with over 30% of Affinity’s outstanding shares, today announced that a Nevada Eighth Judicial District Court judge has signed an order granting Z Capital a preliminary injunction enjoining and restraining Affinity from enforcing its shareholder rights agreement, or poison pill. Among other findings, the court concluded that Z Capital has “demonstrated a reasonable likelihood that it will succeed on the merits of its claim” that Affinity’s Board of Directors breached the Operating Agreement and shareholder rights upon Affinity’s corporate conversion were not substantially similar to those under the Operating Agreement.

“We are gratified that the Court has granted Z Capital’s motion for a preliminary injunction against Affinity’s poison pill rights plan,” said James J. Zenni, President and Chief Executive Officer of Z Capital. “We believe this decision vindicates the rights of the company’s shareholders and restores the ability of shareholders to buy and sell shares freely.”

As previously announced, Z Capital and its affiliated investment funds filed a definitive proxy nominating two candidates, Mr. Zenni and Martin Auerbach for election to the Board of Directors of the Company at its May 14, 2013 annual meeting of stockholders.  Shareholders are encouraged to promptly vote Z Capital’s GOLD proxy card and elect a properly balanced board not dominated by a single shareholder.  Z Capital’s nominees have been vocal about protecting shareholder rights, and the recent court ruling validates their efforts.

For more information on how to vote your GOLD proxy card, please contact:

Scott Winter / Jonathan Salzberger

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY  10022

Office: (212) 750-5833

About Z Capital Partners

Z Capital is a leading Chicago-based private equity firm that specializes in making investments in distressed middle market companies utilizing the restructuring and/or bankruptcy process, opportunistic acquisitions and special situations. Z Capital utilizes its operational and restructuring expertise to work with management on enhancing enterprise value and achieving superior risk-adjusted returns for its investors. Z Capital’s investors include prominent global endowments, financial institutions, pension funds, insurance companies, foundations, family offices, and wealth management firms. For more information, please visit www.zcap.net

Additional Information

The Z Capital Group (whose members are identified below) has nominated Mr. Zenni and Mr. Auerbach (the “Z Capital Nominees”) as nominees to the board of directors of the Company and is soliciting votes for the election of the Z Capital Nominees as members of the board. The Z Capital Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Z Capital Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Z Capital Group, the Z Capital Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Z Capital Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Z Capital Group with the SEC may also be obtained free of charge by contacting Innisfree M&A Incorporated by mail at 501 Madison Avenue, 20th Floor, New York, New York 10022 or by telephone at the following numbers: stockholders call toll-free at (888) 750-5834 and banks and brokers call collect at (212) 750-5833.

The Z Capital Group consists of the following persons: Z Capital; Zenni Holdings, LLC; James J. Zenni, Jr.; Z Capital Special Situations Adviser, L.P.; Z Capital Special Situations GP, L.P.; Z Capital Special Situations UGP, L.L.C.; Z Capital Special Situations Fund Holdings I, L.L.C.; Z Capital HG, L.L.C.; Z Capital Special Situations Fund Holdings II, L.L.C.; Z Capital CUAL Co-Invest, L.L.C.; and Z Capital HG-C, L.L.C. The members of the Z Capital Group and the Z Capital Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Z Capital Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Z Capital Group, filed with the SEC on April 23, 2013 and first disseminated to stockholders on or about April 23, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

CONTACT

Media:

Jonathan Keehner

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investors:

Scott Winter / Jonathan Salzberger

Innisfree M&A Incorporated

(212) 750-5833